EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent and give permission to use our report dated June 21, 2002 in this annual report on Form 11-K, and its incorporation by reference in the registration statement on Form S-8 relating to the Priority Healthcare Corporation 401(k) Profit Sharing Plan (f/k/a The Profit Sharing Plan of Priority Healthcare Corporation and Affiliates).

/s/ ENT & IMLER CPA GROUP, PC
ENT & IMLER CPA GROUP, PC

Indianapolis, Indiana

June 23, 2003